                                                               EXHIBIT 10.4

                   LOAN AND SECURITY AGREEMENT


     This LOAN AND SECURITY AGREEMENT (the "Agreement"), dated as of the 25th day of February, 1998, is made and entered into on the terms and conditions hereinafter set forth, by and among TELTRONICS, INC., a Delaware corporation ("Teltronics"), TTG ACQUISITION CORP., a Delaware corporation, Teltronics/SRX, Inc., a Delaware corporation, AT SUPPLY, INC., a Texas corporation, and INTERACTIVE SOLUTIONS, INC., a Delaware corporation (each of the foregoing entities, including Teltronics, is sometimes referred to herein as a "Borrower", and the foregoing entities, including Teltronics, are sometimes collectively referred to herein as the "Borrowers"), and SIRROM CAPITAL CORPORATION d/b/a TANDEM CAPITAL, a Tennessee corporation ("Lender").

                           RECITALS:

     Borrowers have requested that Lender make available to Borrowers loans in the aggregate principal amount of $1,280,000, upon the terms and conditions hereinafter set forth, and for the purposes hereinafter set forth (each, a "Loan" and collectively the "Loans").

     NOW, THEREFORE, in consideration of the agreement of Lender to make the Loans, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Lender hereby agree as follows:


                          ARTICLE I
                          THE LOAN

Section 1.1    Evidence of Loan Indebtedness and Repayment.

     The Loans shall be evidenced by (i) a Secured Senior Subordinated Promissory Note in the principal amount of $1,000,000 substantially in the form attached hereto as Exhibit A-1 (the "A Loan Note") and (ii) a Secured Senior Subordinated Promissory Note in the principal amount of $280,000 substantially in the form attached hereto as Exhibit A-2 (the "B Loan Note"), executed by each Borrower in favor of Lender (the A Loan Note and the B Loan Note, collectively, the "Notes"). Each Loan shall be in the original principal amount indicated in the Notes, shall be payable in accordance with the terms of each such Note, and shall be prepayable at any time, in whole or in part, without penalty or premium.

Section 1.2    Advances.

     Subject to the terms and conditions of this Agreement, Lender shall fund the Loans to Borrowers in a single advance on the date of this Agreement, net of any portion of the Processing Fee (as defined in Section 1.3) which is not paid in advance and net of fees and expenses of Lender, including, without limitation, the fees and expenses of counsel to Lender.

Section 1.3    Processing Fee.

     In connection with the making of the Loan, Borrowers shall pay to Lender a processing fee in the amount of $32,000 (the
"Processing Fee"), which amount, together with the expenses of Lender, shall be deducted from the loan proceeds.

Section 1.4    Stock Purchase Warrant.

     (a) Issuance of Warrant; Registration Rights. In consideration for Lender's entering into this Agreement and for making the Loans contemplated herein, Teltronics shall deliver to Lender a Stock Purchase Warrant to purchase 365,000 shares of common stock, par value $.001 per share, of Teltronics ("Teltronics Common Stock") at an exercise price of $2.75 per share (which number of shares and price shall be adjusted upon the occurrence of certain events as described therein), substantially in the form attached hereto as Exhibit B (the "Warrant"), executed by Teltronics in favor of Lender. The holder(s) of shares of Teltronics Common Stock issued or issuable upon exercise of the Warrant shall be entitled to registration rights as described in a Registration Rights Agreement, dated the date of this Agreement and substantially in the form attached hereto as Exhibit C, delivered by Teltronics to Lender (the "Registration Rights Agreement").

     (b) Investment Representations. Lender represents and warrants to Teltronics that (i) Lender is a registered investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and as such is, an "accredited investor" under Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"); (ii) Lender is acquiring the Warrant for its own account, for investment, and not with a view to the distribution or resale thereof, in whole or in part, in violation of the Securities Act or any applicable state securities law, and Lender has no present intention of selling, negotiating or otherwise disposing of the Warrant, it being understood that Lender intends to transfer and assign, without consideration, the Warrant and all of Lender's rights and obligations under the Warrant and the Registration Rights Agreement to one or more wholly-owned subsidiaries of Lender, which subsidiaries are and will also be "accredited investors" under Rule 501(a); and (iii) Lender is an "institutional investor" as defined under Section 48-2-102 of the Tennessee Securities Act of 1980 for purposes of the exemption set forth under Section 48-2-103(b)(3) of such act.

Section 1.5    Intercreditor Agreement.

     The relative rights in the Collateral (as defined in Section 2.1) of the Lender, on the one hand, and the CIT Group/Credit Finance, Inc. ("CIT"), pursuant to the provisions of that certain Loan and Security Agreement dated October 28, 1994 among the Company, Teltronics and certain of the Borrowers, as amended from time to time (the "CIT Credit Agreement"), on the other hand, shall be governed by the terms of an Intercreditor Agreement among Lender, CIT and Borrowers in the form attached hereto as Exhibit D (the "Intercreditor Agreement").

                          ARTICLE II
                           SECURITY

Section 2.1    Security.

     As security for the Secured Obligations (as defined in Section 2.2), each Borrower hereby grants to Lender a security interest in the following described property, and any and all proceeds and products thereof (collectively, the "Collateral"):

     (a) Equipment. All machinery and equipment, all data processing and office equipment, all computer equipment, hardware, firmware and software, all furniture, fixtures, appliances and all other goods of every type and description, whether now owned or hereafter acquired and wherever located, together with all parts, accessories and attachments and all replacements thereof and additions thereto;

     (b) Inventory. All inventory and goods, whether held for lease, sale or furnishing under contracts of service, all agreements for lease of same and rentals therefrom, whether now in existence or owned or hereafter acquired and wherever located;

     (c) General Intangibles. All rights, interests, choses in action, causes of action, claims and all other intangible property of every kind and nature, in each instance whether now owned or hereafter acquired, including, but not limited to, all corporate and business records; all loans, royalties, and other obligations receivable; all trade secrets, inventions, designs, patents, patent applications, registered or unregistered service marks, trade names, trademarks, copyrights and the goodwill associated therewith and incorporated therein, and all registrations and applications for registration related thereto; all goodwill, licenses, permits, franchises, customer lists and credit files; all customer and supplier contracts, firm sale orders, rights under license and franchise agreements, and other contracts and contract rights; all right, title and interest under leases, subleases, licenses and concessions and other agreements relating to real or personal property and any security agreements relating thereto; all rights to indemnification; all proceeds of insurance of which any Borrower is beneficiary; all letters of credit, guarantees, liens, security interests and other security held by or granted to any Borrower; and all other intangible property, whether or not similar to the foregoing;

     (d)  Accounts, Chattel Paper, Instruments and Documents.
All accounts, accounts receivable, chattel paper, instruments and documents, whether now in existence or owned or hereafter acquired, entered into, created or arising, and wherever located (provided that the parties agree that except and until an Event and Default hereunder, Borrowers shall be entitled to collect all accounts receivable and use the proceeds collected for their own purposes and in their sole discretion, except as otherwise restricted by the provisions of this Agreement); and

     (e) Other Property. All other personal property or interests in property now owned or hereafter acquired.

Section 2.2    Secured Obligations.

     Without limiting any of the provisions thereof, the Security
Instruments (as defined in Section 2.3) shall secure the following indebtedness and obligations (the "Secured
Obligations"):

     (a) the full and timely payment of the indebtedness evidenced by the Notes, together with interest thereon, and any extensions, modifications, consolidations or renewals thereof, and any notes given in payment thereof;

     (b) the full and prompt performance of all of the obligations of any Borrower to Lender under the Loan Documents
(as defined in Section 2.3) to which any Borrower is a party;

     (c) the full and prompt payment of all court costs and other costs and expenses of whatever kind reasonably incurred in the collection of the indebtedness evidenced by the Notes, the enforcement or protection of the security interests of the Security Instruments (as defined in Section 2.3) or the exercise of any rights or remedies of Lender with respect to the indebtedness evidenced by the Notes, including without limitation the reasonable attorney and paralegal fees and costs incurred by Lender, all of which Borrowers agrees to pay to Lender upon demand; and

     (d) the full and prompt payment and performance of any and all other indebtedness and other obligations of any Borrower to Lender, direct or contingent, however evidenced or denominated, and however and whenever incurred, including but not limited to indebtedness incurred pursuant to any present or future commitment to lend money of Lender to any Borrower, together with interest thereon, and any extensions, modifications, consolidations and/or renewals thereof and any notes given in payment thereof.

Section 2.3    Security Instruments.

     The Secured Obligations shall also be secured by the assets of each Borrower in which a security interest is granted pursuant to that certain Trademark and Patent Security Agreement in substantially the form attached hereto as Exhibit E (the "Trademark and Patent Security Agreement"). This Agreement, the Trademark and Patent Security Agreement and any other instruments, documents or agreements now or hereafter securing the Secured Obligations are herein collectively referred to as the "Security Instruments". The Security Instruments, together with the Notes and any other instruments and documents now or hereafter evidencing, securing or in any way related to the indebtedness evidenced by the Notes are herein individually referred to as a "Loan Document" and collectively referred to as the "Loan Documents".


                         ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF BORROWER

     Each of the Borrowers, jointly and severally, hereby represents and warrants to Lender as follows:

Section 3.1    Corporate Status.

     (a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Each Borrower is duly qualified to do business and is in good standing in each state or other jurisdiction in which a failure to be so qualified could give rise to a Material Adverse Event, as hereinafter defined. The states or other jurisdictions in which any Borrower is so qualified are set forth on Schedule 3.1(a). For purposes of this Agreement, "Material Adverse Event" means any event or circumstance, or set of events or circumstances, individually or collectively, that reasonably could be expected to result in any (i) adverse effect upon the validity or enforceability of any Loan Document, or
(ii) material and adverse effect on the condition (financial or otherwise), business, operations, properties or prospects of a Borrower, or (iii) default hereunder or thereunder.

     (b) None of Borrowers owns, directly or indirectly, any capital stock or other equity interest of any corporation, partnership, joint venture, limited liability company or other business organization (a "Subsidiary"), except that Teltronics owns: (i) all of the outstanding capital stock of TTG Acquisition Corp., (ii) all of the outstanding capital stock of Teltronics/SRX, Inc., (iii) eighty-five percent (85%) of the voting stock of Interactive Solutions, Inc. on a fully-diluted, as-converted basis, and (iv) eighty percent (80%) of the voting stock of AT Supply, Inc. on a fully-diluted, as-converted basis.

     (c) The authorized capital stock of each of the Borrowers, the number of shares of each of Borrowers issued and outstanding and, in the case of each of the Borrowers other than Teltronics, the holder(s) of all such issued and outstanding shares, is set forth on Schedule 3.1(c).

     (d) Except as specified in Schedule 3.1(d), there are no outstanding options, warrants or rights to purchase or acquire from any Borrower any securities of any Borrower, there are no securities outstanding or committed to be issued by any Borrower which are convertible into or exchangeable for any shares of capital stock or other securities of any Borrower, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions relating to any shares of capital stock or other securities of any Borrower, whether or not outstanding, to which any Borrower is a party or by which it is bound or, to the best knowledge of each Borrower, to which any of its shareholders is a party or by which any such shareholder is bound. All of the shares of capital stock of each of the Borrowers are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights, rights of first refusal, anti-dilution rights or any similar rights held by any party. None of the Borrowers has violated any federal or state securities laws in connection with the issuance of any securities.

     (e) Except as set forth on Schedule 3.1(e), none of the Borrowers is under any registration obligation under the Securities Act, any state securities law or the Trust Indenture Act of 1939, as amended, with respect to any equity securities or debt securities of any Borrower, whether presently outstanding, issuable upon exercise or conversion of any instrument or subsequently issuable.

Section 3.2    Authorization.

     Each Borrower has full legal right, power and authority to enter into and perform its obligations under the Loan Documents, without the consent or approval of any other person, firm, governmental agency or other legal entity, other than consents listed on Schedule 3.2, which consents have previously been obtained. Each Borrower has all necessary right, power and authority to grant to Lender a valid and enforceable security interest in the Collateral. The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan Document to which any Borrower is a party, and the performance by each Borrower of its obligations hereunder and thereunder are within the corporate powers of such Borrower and have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with the articles of incorporation or bylaws of such Borrower or any material agreement to which any Borrower is a party or which is binding upon such Borrower or its properties or any provision of law, any applicable judgment, ordinance, regulation or order of any court or governmental agency. The officers executing this Agreement, the Notes and all of the other Loan Documents to which any Borrower is a party, are duly authorized to act on behalf of each such Borrower.

Section 3.3    Validity and Binding Effect.

     This Agreement and the other Loan Documents are the legal, valid and binding obligations of each Borrower, enforceable in accordance with their respective terms.

Section 3.4    Priority of Liens; Title to Property.

     Except as disclosed on Schedule 3.4, there are no outstanding loans, liens, pledges, security interests, agreements or other financings which provide any third person with a lien against any of the collateral securing the Secured Obligations, whether such collateral is pledged pursuant to this Agreement or any other Security Instruments. Except as disclosed on Schedule 3.4, each Borrower has good and marketable title to all of its property, free and clear of any and all claims, liens, encumbrances, equities and restrictions, except such claims, liens, encumbrances, equities and restrictions which would not, in the aggregate, cause a Material Adverse Event.

Section 3.5    Location of Collateral.

     The location of the chief executive office and principal place of business of each Borrower is set forth on Schedule 3.5(a), and all records or documents with respect to intangible personal property comprising the Collateral are maintained at one of such addresses. All of the Collateral comprised of tangible personal property is located at one of the addresses set forth on
Schedule 3.5(a) or one of the addresses set forth on Schedule
3.5(b).

Section 3.6    Litigation.

     Except as set forth on Schedule 3.6, there are no actions, suits or proceedings pending, or, to the knowledge of any Borrower, threatened, against or affecting any Borrower or involving the validity or enforceability of any of the Loan Documents or the priority of the liens thereof, at law or in equity, or before any governmental or administrative agency, except actions, suits and proceedings that are fully covered by insurance and that, if adversely determined, would not impair materially the ability of any Borrower to perform each and every one of its obligations under and by virtue of the Loan Documents; and to each Borrower's knowledge, no Borrower is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

Section 3.7    Financial Statements.

     The consolidated financial statements of Teltronics and its Subsidiaries, including each Borrower, for the fiscal years ended
December 31, 1994, December 31, 1995, and December 31, 1996, and the unaudited consolidated financial statements as of and for the nine (9) months ended September 30, 1997, and the related notes, copies of which Teltronics previously has delivered to Lender, fairly present the financial position, results of operations, cash flows and changes in stockholders' equity of Teltronics and its consolidated Subsidiaries, at the respective dates of and for the periods to which they apply in such financial statements and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, cause a Material Adverse Event). No material adverse change has occurred in the condition (financial or otherwise), business, operations, properties or prospects of any Borrower since September 30, 1997, and no additional indebtedness or obligations have been incurred by any Borrower since the date(s) thereof, other than trade payables incurred in the ordinary course of business.

Section 3.8    No Defaults.

     Consummation of the transactions hereby contemplated and the performance of the obligations of each Borrower under and by virtue of the Loan Documents will not result in any breach of, contravene, conflict with, or constitute a default under, (i) the charter documents or bylaws of any Borrower, (ii) any provision of law, any applicable judgment, ordinance, regulation, or under order of any court or governmental agency which breach, contravention, conflict or default could give rise to a Material Adverse Event, or (iii) any mortgage, security deed or agreement, deed of trust, lease, loan or credit agreement, partnership agreement, license, franchise or any other material instrument or agreement to which any Borrower is a party or by which any Borrower or its properties may be bound or, to the knowledge of any Borrower, affected.

Section 3.9    Compliance With Law.

     To its knowledge, each Borrower is in compliance with all federal, state and local laws, regulations, decrees and orders applicable to it (including but not limited to occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), except to the extent that noncompliance, in the aggregate, would not give rise to a Material Adverse Event.

Section 3.10   Environmental Matters.

     No Borrower has knowledge of (i) the presence, except in compliance with Applicable Environmental Laws, of any Hazardous Substances (as defined below) on any property owned, leased or otherwise controlled by any Borrower (collectively, the "Property"); (ii) any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto any of the Property; (iii) the presence on any of the Property of underground or above-ground storage tanks or pipelines which are required to be licensed by any local, state or federal agency; (iv) any spills or disposal of Hazardous Substances that have occurred or are occurring off the Property as a result of any construction on or operation and use of the Property; (v) any failure by any Borrower to comply with any Applicable Environmental Laws (as defined below); (vi) any notices related to any Borrower or any of the Property claiming a violation of any Applicable Environmental Laws, or the commencement of any action or proceeding against any Borrower or related to any of the Property alleging a violation of Applicable Environmental Laws; (vii) any notices related to any Borrower or any of the Property requiring compliance with Applicable Environmental Laws, or demanding payment or contribution for injury to the environment or human health; or (viii) any outstanding notices or citations relating to violations by any former owner or operator of any of the Property. For the purposes of this Agreement, (A) "Hazardous Substances" means any substance or material defined or designated as a hazardous or toxic waste, material or substance, or other similar term, by any federal, state, or local environmental statute, regulation, or ordinance presently in effect, including, without limitation, asbestos in any form, urea formaldehyde foam insulation, petroleum products, and polychlorinated biphenyls; and (B) "Applicable Environmental Laws" means any and all applicable local, state, and federal environmental laws, regulations, ordinances, and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport, or disposal of any Hazardous Substances.

Section 3.11  Taxes.

     Each Borrower has filed or caused to be filed all federal, state and local income, excise and franchise tax returns required to be filed (except for returns that have been appropriately extended), and has paid, or provided for the payment of, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on it by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved), and no Borrower knows of any proposed assessment for additional taxes or any basis therefor. No tax liens have been filed against any Borrower or any of their properties.

Section 3.12   Certain Transactions.

     Except as set forth on Schedule 3.12(i) and except as to indebtedness incurred in the ordinary course of business and approved by the Board of Directors of Teltronics, no Borrower is indebted, directly or indirectly, to any of its officers or directors, or to their respective spouses or children, in excess of an aggregate amount of $60,000, and none of the officers or directors or any members of their immediate families are indebted to Borrowers in excess of an aggregate amount of $60,000 or have any direct or indirect ownership interest in any firm or corporation with which any Borrower is affiliated or with which any Borrower has a business relationship, or any firm or corporation which competes with any Borrower, except that an officer and/or director of any Borrower may own no more than 1.0% of the outstanding stock of any publicly traded company which competes directly with such Borrower. Except as set forth on
Schedule 3.12(ii), no officer or director of any Borrower or any member of their immediate families is, directly or indirectly, interested in any material contract with any Borrower. Except as set forth on Schedule 3.12(iii), no Borrower is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

Section 3.13    Corporate or Trade Names.

     Except as set forth on Schedule 3.13, in the preceding five
(5) years, no Borrower has been known as or conducted business under any name other than the name used by such Borrower in executing this Agreement.

Section 3.14   Intellectual Property.

     Each Borrower is the lawful owner or licensee of all proprietary information used by it in the operation of its business except to the extent that the failure to own or license such proprietary information could not give rise to a Material
Adverse Event, and all proprietary information owned by each Borrower is owned free and clear of any claim, right, trademark, patent or copyright protection of any third party. As used herein, "proprietary information" includes without limitation
(i) any computer software and related documentation, inventions, technical data and nontechnical data related thereto, and (ii) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by any Borrower or marketing studies conducted by any Borrower, all of which is commercially important and competitively sensitive and which generally has not been disclosed to third parties other than customers in the ordinary course of business. Each Borrower has good title or has a valid and enforceable license to all patents, trademarks, trade names, service marks, copyrights or other intangible property rights, and registrations or applications for registration thereof, owned by such Borrower or used or required by such Borrower in the operation of its business as presently being conducted. No Borrower has any knowledge of any infringement or conflict with asserted rights of others with respect to copyrights, patents, trademarks, service marks, trade names, trade secrets or other intangible property rights or know-how utilized by any Borrower.
To the knowledge of each Borrower, no products or processes of any Borrower infringe or conflict with any rights of patent or copyright, or any discovery, invention, product or process, that is the subject of a patent or copyright application or registration known to any Borrower. Each Borrower follows such procedures as are necessary to provide reasonable protection of such Borrower's trade secrets and proprietary rights in intellectual property of all kinds. To the knowledge of each Borrower, no person employed by or affiliated with any Borrower has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, to the knowledge of each Borrower, no person employed by or affiliated with any Borrower has violated any confidential relationship that such person may have had with any third person, in connection with the development, manufacture, sale or lease of any product or proposed product or the development or sale of any service or proposed service of any Borrower.

Section 3.15   Regulatory Compliance.

     No business of any Borrower is subject to the special regulation of any federal, state or local governmental regulatory body by reason of the nature of the business being conducted. Except where failure to do so does not and would not constitute a Material Adverse Event, each Borrower has obtained all licenses, permits and governmental approvals and authorizations necessary or proper in order to conduct its business and affairs as heretofore conducted and as hereafter intended to be conducted and as necessary for the conduct of its business and for the ownership, maintenance and operation of its properties and assets. All such licenses, permits and authorizations are in full force and effect.

Section 3.16   ERISA.

     Each Borrower is in compliance in all material respects with all applicable provisions of Title IV of the Employee Retirement
Income Security Act of 1974, Pub. L. No. 93-406, September 2,
1974, 88 Stat. 829, 29 U.S.C.A. Section 1001 et seq. (1975), as amended from time to time ("ERISA").  Except as disclosed in Schedule
3.16, neither a reportable event nor a prohibited transaction (as defined in ERISA) has occurred and is continuing with respect to any "pension plan" (as such term is defined in ERISA, a "Plan");
no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation
(together with any entity succeeding to or all of its functions, the "PBGC") to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither any Borrower nor any commonly controlled entity (as defined in ERISA) has completely or partially withdrawn from a multiemployer plan (as defined in ERISA); each Borrower and each commonly controlled entity has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan property exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Company or any commonly controlled entity to the PBGC or the Plan under Title IV or ERISA; and neither the Company nor any commonly controlled entity has incurred any liability to the PBGC under ERISA.

Section 3.17   Regulations G, T, U and X.

     No Borrower is engaged in the business of extending credit for the purposes of purchasing or carrying margin stock, and no proceeds of the Loans will be used for a purpose which violates, or would be inconsistent with, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

Section 3.18   Government Regulation.

     No Borrower is an "investment company" within the meaning of the Investment Company Act, or a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility
Holding Company Act of 1935, as amended, or subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other federal law or state laws limiting its ability to incur indebtedness or to execute, deliver or perform the Loan
Documents.

Section 3.19   SEC Reports.

     Teltronics' Common Stock has been duly registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Since January 1, 1995, Teltronics has timely filed all reports, registrations, proxy or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act and the Exchange Act (collectively, the "SEC Reports"). Teltronics previously has furnished to Lender true copies of all the SEC Reports, together with all exhibits thereto that Lender has requested, and Teltronics' annual report to stockholders for the year ended December 31, 1996, which annual report meets the requirements of Rule 14a-3 or 14e-3 under the Exchange Act (the "Annual Report"). The financial statements contained in the SEC Reports fairly presented (or will fairly present, as the case may be) the financial position of Teltronics and its consolidated Subsidiaries as of the dates mentioned and the results of operations, changes in stockholders' equity and changes in financial position or cash flows for the periods then ended in conformity with GAAP applied on a consistent basis throughout the periods involved. As of their respective dates, the SEC Reports complied (or will comply, as the case may be) in all material respects with all rules and regulations promulgated by the SEC and did not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.20   Accounting Matters.

     The books of account, minute books, stock record books and other records of each Borrower are complete and correct, have been maintained in accordance with sound business practices and accurately and fairly reflect the transactions and dispositions of the assets of such Borrower. Each Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the assets of each Borrower; (iii) access to the assets of each Borrower is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets of each Borrower are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.21   Insurance.

     Each Borrower has maintained insurance coverage by financially sound and reputable insurers with respect to their respective properties and business in such forms and amounts and against such risks, casualties and contingencies as are customary for corporations of comparable size and condition (financial and otherwise) engaged in the same or a similar business and owning and operating similar properties.

Section 3.22   Employees.

     Schedule 3.22 sets forth the number of full-time employees and full-time equivalent employees of and each Borrower as of the most recent payroll date, which date is set forth therein. To the best of each Borrower's knowledge, there is no strike, labor dispute or union organization activities pending or threatened between it and its employees. None of the employees of any Borrower belongs to any union or collective bargaining unit. To the best of its knowledge, each Borrower has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the best of each Borrower's knowledge, no employee of each Borrower is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Borrower, or any other party, because of the nature of the business conducted or presently proposed to be conducted by the Borrower or to the use by the employee of his or her best efforts with respect to such business. Except as disclosed in Schedule 3.22, no Borrower is a party to or bound by any employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. No Borrower is aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with such Borrower, nor does such Borrower have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of a Borrower is terminable at the will of the Borrower.

Section 3.23   Financing Statements.

          Neither (i) that certain Financing Statement filed in the Office of the Secretary of State of the State of Florida on August 18, 1997 (File No. 970000184501) nor (ii) that certain Financing Statement filed in the Office of the Secretary of State of the State of Florida on July 2, 1997 (File No. 970000146543) perfect a security interest in any of the assets of Interactive Solutions, Inc., a Delaware corporation and a subsidiary of Teltronics.

Section 3.24   Statements Not False or Misleading.

     No representation or warranty given as of the date hereof by any Borrower contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished to Lender pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

Section 3.25   Survival.

     The representations and warranties of each Borrower contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished to Lender pursuant hereto, shall survive until this Agreement terminates in accordance with
Article 7 hereof.


                         ARTICLE IV
             COVENANTS AND AGREEMENTS OF BORROWER

     Each of the Borrowers hereby covenants and agrees as follows:

Section 4.1    Use of Proceeds.

     Borrowers shall use the proceeds of the Loans solely for the purposes set forth on Schedule 4.1 hereto, including payment to CIT of amounts described in the Pay-Off Letter, in the form of Exhibit J attached hereto.

Section 4.2    Corporate Existence, No Dissolution, Etc.

     Each Borrower will preserve and keep in force and effect its corporate existence and good standing in the state of incorporation thereof, its qualification and good standing as a foreign corporation in each jurisdiction where such qualification is required by applicable law, and all licenses and permits necessary to the proper conduct of its business. No Borrower will permit dissolution or liquidation of such Borrower or any other Borrower.

Section 4.3    Maintenance of Assets, Etc.

     Each Borrower will maintain, preserve and keep its properties and assets which are used or useful in the conduct of its business (whether owned in fee or pursuant to a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

Section 4.4    Nature of Business.

     No Borrower will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrowers would be substantially changed from the general nature of the business engaged in by Teltronics and the other Borrowers on the date of this Agreement.

Section 4.5    Insurance.

     Without limiting any of the requirements of any of the other Loan Documents, each Borrower shall maintain, in amounts customary for entities engaged in comparable business activities, fire, liability and other forms of insurance on its properties (including but not limited to the collateral now or hereafter securing payment and performance of the Secured Obligations), against such hazards and in at least such amounts as is customary in such Borrower's business. Lender shall be named as an additional insured with respect to liability insurance and loss payee with respect to hazard insurance. Each such insurance policy shall require the insurer to notify Lender in writing at least thirty (30) days prior to any cancellation or material alteration of such policy. At the request of Lender, each Borrower will deliver forthwith a certificate specifying the details of such insurance in effect.

Section 4.6    Taxes, Claims for Labor and Materials.

     Each Borrower shall (i) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon such Borrower, upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (iii) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its properties; provided that each Borrower shall have the right to contest in good faith and by appropriate proceedings the applicability or validity of any such tax, assessment, charge or levy without paying such tax, assessment, charge or levy so long as adequate reserves with respect thereto are maintained in accordance with GAAP.

Section 4.7    Compliance with Law and Agreements.

     Except where failure to do so does not and would not constitute a Material Adverse Event, each Borrower shall (a) maintain its business operations and property owned or used in connection therewith in compliance with (i) all applicable federal, state and local laws, regulations and ordinances, and such laws, regulations and ordinances of foreign jurisdictions, governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, franchises, indentures and mortgages to which such Borrower is a party or by which such Borrower or any of its properties is bound and (b) pay all of its indebtedness promptly and substantially in accordance with the terms thereof.

Section 4.8    ERISA Matters.

     If any Borrower has in effect, or hereafter institutes, a Plan, then the following covenants shall be applicable during such period as any such Plan shall be in effect: (i) throughout the existence of the Plan, such Borrower's contributions under the Plan will meet the minimum funding standards required by ERISA and the Borrower will not institute a distress termination of the Plan; and (ii) such Borrower will send to Lender a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the Pension Benefit Guaranty Corporation, at the time that such notice is so filed.

Section 4.9    Books and Records; Rights of Inspection.

     Each Borrower shall keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP consistently maintained. Each Borrower shall permit a representative of Lender to visit any of its properties and inspect its properties (including, but not limited to, the Collateral and the other items of collateral described in the Security Instruments), corporate books and financial records, and will discuss its accounts, affairs and finances with such Borrower or the principal offices of such Borrower,, during reasonable business hours, at all such times as Lender may reasonably request.

Section 4.10   Reports.

     Teltronics, and where indicated, the other Borrowers, shall furnish to Lender the following:

     (a) Monthly Statements. Within twenty (20) days of the end of each month, beginning the month of March 1998, monthly internal financial reports which at a minimum shall consist of a consolidated balance sheet of Teltronics as of the close of such month and related consolidated statements of income and cash flows for the one-month period then ended and for the prior months of the current fiscal year (on a year to date basis), each compared to the same period in the previous fiscal year, all in reasonable detail, and unaudited but prepared on the basis of GAAP consistently applied (except for the absence of footnotes and subject to year-end adjustments, as well as any additional financial reports for such period routinely prepared with respect to the Borrowers;

     (b) Quarterly Statements. As soon as available and in any event within thirty (30) days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

          (i) consolidated and consolidating balance sheets of Teltronics and each Borrower as of the close of the three-month period then ended, setting forth in comparative form the consolidated figures at the end of the preceding fiscal year,

          (ii) consolidated and consolidating statements of income and retained earnings of Teltronics and each Borrower for the three-month period then ended, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and

          (iii) consolidated and consolidating statements of cash flows of Teltronics and each Borrower for the portion of the fiscal year ending with such three-month period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of Teltronics;

     (c) Annual Statements. As soon as available and in any event within ninety (90) days after the close of each fiscal year of Teltronics, copies of:

          (i) consolidated and consolidating balance sheets of Teltronics and each Borrower as of the close of such fiscal year, and

          (ii) consolidated and consolidating statements of income and retained earnings and cash flows of Teltronics and each Borrower for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an unqualified report thereon of a firm of independent public accountants of recognized national standing;

     (d) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of any Borrower;

     (e) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by Teltronics to stockholders generally and of each periodic or current report, and any registration statement or prospectus filed by Teltronics or any Borrower with any securities exchange or the SEC or any successor agency, and copies of any orders in any proceedings to which Teltronics or any Borrower is a party, issued by any governmental agency, federal or state, having jurisdiction over the Borrowers. All such filings or reports shall be true and correct in all material respects and shall not omit to state a fact or facts, the absence of which would make any such filing or report false or misleading. Teltronics specifically covenants to timely file each such item required to be filed with the SEC and each state requiring securities laws filings;

     (f) Press Releases. Promptly upon its release, a copy of each press release issued by any Borrower;

     (g) Officers' Compliance Certificate. Within ninety (90) days after the end of each fiscal year of Teltronics, a certificate executed by the chief executive or chief financial officer of each Borrower stating that, (A) each Borrower has kept, observed, performed and fulfilled each covenant, term and condition of this Agreement and the other Loan Documents during the preceding fiscal year, and (B) no Event of Default hereunder has occurred and is continuing (or if such officer has knowledge that an Event of Default has occurred and is continuing, specifying the nature of same, the period of existence of same and the action such Borrowers propose to take in connection therewith); and

     (h) Requested Information. With reasonable promptness, such financial data and other information relating to the business of the Borrowers as Lender may from time to time reasonably request.

Section 4.11   Limitations on Debt and Obligations.

     No Borrower shall issue, assume, guarantee or otherwise become liable or permit to exist any Debt except: (i) Debt owing from time to time to the CIT Group/Credit Finance, Inc. (and its successors and assigns) by any Borrower, as the same Debt may be extended, renewed, refunded, amended or modified (but the principal amount thereof not increased), provided, however, that if the "Maximum Credit" (as defined in the CIT Credit Agreement) is reduced from $7,000,000 to $5,500,000 pursuant to the CIT
Credit Agreement, then the principal amount of such Debt to CIT shall not be increased thereafter above $5,500,000; (ii) Debt existing on the date hereof and reflected on Schedule 5.13 hereto; (iii) the Debt incurred pursuant to the Notes; (iv) accounts payable and other trade payables incurred in the ordinary course of business; (v) obligations of the Borrowers pursuant to capitalized leases and/or purchase money financing of equipment; (vi) Debt that refinances secured Debt under clause
(i) above, provided that the collateral for such new indebtedness is the collateral from the refinanced secured Debt and the aggregate principal amount of such Debt does not exceed the principal amount outstanding under the refinanced Debt; (vii)
Debt incurred in connection with the acquisition of a business (including the assets of a business) provided such Debt is secured solely by the assets of the business so acquired; (viii) additional Debt which is senior to or ranking pari passu with the Debt evidenced by the Notes in a principal amount not to exceed $50,000; or (ix) the Debt incurred pursuant to the 12%
Subordinated Debentures (as defined in Section 5.1(m)).
Notwithstanding the foregoing, the aggregate principal amount of any Debt secured by the accounts receivable and/or inventory of the Borrowers (whether such Debt is permitted under clause (i) or in clause (vi)), may be increased based upon the amount of the accounts receivable and/or inventory eligible as collateral, so long as the ratio of outstanding principal amount of such Debt to "eligible receivables" (howsoever defined) and/or "inventory" remains the same; provided, however, that nothing contained herein shall restrict the right of any holder of Debt referred to under clause (i) or (vi) above from decreasing the advance rates applicable to any inventory or accounts or thereafter increasing such rates to no more than the rates in effect on the date hereof. For purposes of this Agreement, "Debt" of any person means, without duplication, (a) all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such person, and (c) all obligations of such person (contingent or otherwise) to guarantee the obligations of, purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, another person.

Section 4.12   Liability for Other Parties.

     Other than guaranties or endorsements by Teltronics or any 100%-owned Subsidiary of Teltronics in favor of Teltronics or any 100%-owned Subsidiary of Teltronics not otherwise prohibited by the provisions of Section 4.11 hereof, no Borrower will become liable, directly or indirectly, for any obligation of any other person, by guaranty, endorsement, or otherwise, except by endorsement in the ordinary course of business of negotiable instruments payable at sight for deposit or collection.

Section 4.13   Sales of Collateral; Limitations on Liens.

     Without Lender's prior written consent (a) other than in the ordinary course of its business, no Borrower will sell, exchange, lease or otherwise dispose of any Collateral, and (b) no Borrower will create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (collectively, "Liens") on its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, any property or assets upon conditional sales agreement or other title retention devices, except (i) those Liens which exist as of the date hereof; (ii) Liens hereafter created on Debt which is permitted under Section 4.11(v) or (vi);
(iii) purchase money security interests on property acquired by any Borrower in an amount not to exceed in the aggregate 10% more than the amount approved by the Board of Directors of Teltronics for such expenditures in the Annual Plan (as defined in Section 4.20); or (iv) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business and securing obligations (other than indebtedness for borrowed money) that (A) are not overdue for a period of more than 60 days, or
(B) are being contested in good faith by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP on the books of such Borrower.

Section 4.14   Restricted Payments.

     Without the prior written consent of hereunder and except as hereinafter provided, no Borrower will:

     (a) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class except
(i) dividends or other distributions payable solely in shares of capital stock of Teltronics, (ii) cash dividends payable by Teltronics on shares of its Series B Convertible

Preferred Stock, provided that no Event of Default exists hereunder, and (iii) cash dividends payable by any wholly-owned Subsidiary to Teltronics;

     (b) directly or indirectly purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock; or

     (c) make any other payment or distribution, either directly or indirectly, in respect of its capital stock.

Section 4.15   Loans and Investments.

     No Borrower will make any Investments (as defined below) outside the ordinary course of business for such Borrower, without the prior written consent of Lender, except:

     (a) Investments in direct obligations of the United States of America, or any agency or instrumentality of the United States of America, the payment or guaranty of which constitutes a full faith and credit obligation of the United States of America, in either case maturing in twelve months or less from the date of acquisition thereof;

     (b) Investments in certificates of deposit maturing within one year from the date of origin, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by Company or a Subsidiary, rated AA or better by Standard & Poor's Corporation or Aa or better by Moody's Investors Service, Inc.;

     (c) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or another nationally recognized credit rating agency of similar standing;

     (d) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses
(including moving expenses related to a transfer) incidental to carrying on the business of such Borrower; and

     (e) receivables arising from the sale of goods and services in the ordinary course of business of such Borrower.

For purposes of this Agreement, "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided, however that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

Section 4.16   Mergers, Consolidations and Sales of Assets.

     (a) Without the prior written consent of Lender, no Borrower will consolidate with or be a party to a merger or share exchange with any other corporation or (2) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (c) of this Section 4.16) of the assets of such Borrower; provided, however, that:

          (i) any Borrower may merge or consolidate with or into Teltronics or any wholly-owned Subsidiary so long as in any merger or consolidation involving Teltronics, Teltronics shall be the surviving or continuing corporation; and

          (ii) any Borrower may sell, lease or otherwise dispose of all or any substantial part of its assets to Teltronics or any other wholly-owned Subsidiary of Teltronics.

     (b) Without the prior written consent of Lender, no Borrower will sell, transfer or otherwise dispose of any shares of stock in any Subsidiary (except to qualify directors) or any indebtedness of any Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to Teltronics or a wholly-owned Subsidiary of Teltronics) any shares of stock or any indebtedness of any other Subsidiary, unless all of the following conditions are met:

          (i) simultaneously with such sale, transfer or disposition, all shares of stock and all indebtedness of such Subsidiary at the time owned by Teltronics and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

          (ii) the Board of Directors of Teltronics shall have determined, as evidenced by a resolution thereof, that the retention of such stock and indebtedness is no longer in the best interests of Teltronics;

          (iii)  such stock and Indebtedness is sold,
          transferred or otherwise disposed of to a person, for a cash consideration and on terms reasonably deemed by the Board of Directors of Teltronics to be adequate and satisfactory;

          (iv) the Subsidiary being disposed of shall not have any continuing investment in Teltronics or any other
          Subsidiary not being simultaneously disposed of; and

          (v) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of Teltronics and its Subsidiaries taken as a whole.

     (c) As used in this Section 4.16, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of a Borrower only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by all other Borrowers (other than in the ordinary course of business) during the same twelve month period ending on the date of such sale, lease or other disposition, exceeds 15% of the consolidated net tangible assets of all Borrowers determined as of the end of the immediately preceding fiscal year.

Section 4.17   Issuance of Stock.

     Upon the issuance of additional shares of capital stock of Teltronics or securities or other rights convertible into or exchangeable or exercisable for shares of capital stock of Teltronics (other than pursuant to employee stock option plans), Teltronics shall promptly disclose to Lender, in writing, the number of shares (or the amount of other securities) so issued, the price therefor, and such other information as Lender may from time to time request. No Borrower (other than Teltronics) shall issue any additional shares of its capital stock, other than to Teltronics or to a wholly-owned Subsidiary of Teltronics.

Section 4.18   Transactions with Affiliates.

     No Borrower will enter into or be a party to any transaction or arrangement with any officer, director or Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate, in each case as determined in good faith by a majority of the disinterested directors of the Borrower (as the term "disinterested" is used in Section 144 of the Delaware General Corporation Law). For purposes of this Agreement, "Affiliate" shall mean any person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with a Borrower, (b) which beneficially owns or holds 5% or more of any class of the voting stock of a Borrower, or (c) 5% or more of the voting stock (or in the case of a person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Borrower.

Section 4.19   Notice of Certain Events.

     Each Borrower shall, promptly upon the discovery thereof, give written notice to Lender of (i) the occurrence of any default or Event of Default or event which, with the passage of time, would constitute an Event of Default, under this Agreement or a default under any other Loan Document, (ii) the occurrence of any default or event of default under any other agreement between a Borrower and any other person providing for Debt or securing any indebtedness, or under a capitalized lease obligation, (iii) any actions, suits or proceedings instituted by any person against any Borrower or materially affecting any of the assets of any Borrower, or (iv) any investigation initiated by, or any dispute between and any governmental regulatory body, on the one hand, and any Borrower, on the other hand, which dispute might interfere with the normal operations of such Borrower.

Section 4.20   Annual Plan.

     The Board of Directors of Teltronics shall adopt and Teltronics will furnish to Lender, in such manner and form as approved by the Board of Directors, no later than the first day of each fiscal year, a financial plan for Teltronics and its Subsidiaries (including the Borrowers), which shall include at least a projection of income and expenses (including capital expenditures) and a projected cash flows statement for each month in such fiscal year, and a projected balance sheet as of the end of each month in such fiscal year (the "Annual Plan"). The Annual Plan may only be amended or revised, in any material manner, with the approval of the Board of Directors of Teltronics. Teltronics shall promptly furnish to Lender each amendment or revision to the Annual Plan.

Section 4.21   Board of Directors; Observer Rights.

     Teltronics shall invite one representative of Lender to attend, at Teltronics' expense, all meetings of the Board of Directors of Teltronics and all committees of its Board of Directors in a nonvoting capacity and, in this respect, shall give such representative copies of all notices and meeting agenda in advance of such meetings and shall permit such representative to review all documents and other materials provided to directors at such meetings. Teltronics shall also provide Lender, in advance, with copies of all actions proposed to be taken by the Board of Directors of Teltronics in lieu of meeting. Notwithstanding anything in this Section 4.21 to the contrary, this provision shall not apply to a Lender if such Lender exercises identical observer rights to attend meetings of the Board of Directors of Teltronics pursuant to that certain Preferred Stock Purchase

Agreement, dated of even date herewith, by and between Teltronics and Lender or that certain Debenture Purchase Agreement, of even date herewith, by and between Teltronics and Lender.

Section 4.22   Key Executives.

     The officers and key employees of the Borrower whose names and current positions are set forth on Schedule 4.22 hereto shall continue to be employed by such Borrower in such position and with the current duties and responsibilities for at least that position unless (i) such employment ceases because of death, or
(ii) such Borrower replaces such officer or key employee within ninety (90) days of the person's notice of resignation with another executive who shall be reasonably acceptable to Lender.

Section 4.23   Further Assurances.

     Borrowers will take all actions reasonably requested by Lender to create and maintain in Lender's favor valid liens upon and perfected security interests in any Collateral secured pursuant to this Agreement or the other Security Instruments and all other security for the Secured Obligations now or hereafter held by or for Lender. Without limiting the foregoing, Borrowers agree to execute such further instruments (including financing statements and continuation statements) as may be required or permitted by any law relating to notices of, or affidavits in connection with, the perfection of Lender's liens and security interests, and to cooperate with Lender in the filing or recording and renewal thereof.

Section 4.24   Environmental Requirements.

     In addition to, and not in derogation of, the requirements of Section 4.7, each Borrower will comply with all laws, governmental standards and regulations applicable to such Borrower or to properties owned or leased by such Borrower, in respect of occupational health and safety and Applicable Environmental Laws (unless such laws, standards or regulations are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established), promptly notify Lender of its receipt of any notice of a violation of any such law, standard or regulation, and indemnify and hold Lender harmless from all loss, cost, damage, liability, claim and expense incurred by or imposed upon Lender on account of such Borrower's failure to perform its obligations under this Section 4.24.

Section 4.25   Name Change.

     No Borrower will change its name without providing Lender with at least sixty (60) days prior written notice thereof.

Section 4.26   Funding of Interactive Solution, Inc.

     Without the prior written consent of Lender, no Borrower, including Teltronics, shall make any advance or capital contribution to, provide funding for, or become liable, directly or indirectly, by guaranty, endorsement or otherwise, for any obligation of Interactive Solutions, Inc., a Delaware corporation and a partly-owned subsidiary of Teltronics ("ISI"); provided, however, that Teltronics may loan up to an aggregate of $300,000 to ISI prior to April 30, 1998; provided further, that Teltronics may make additional loans to ISI from time to time after April
30, 1998 if (i) Teltronics, on a consolidated basis, had net profits for the immediately preceding calendar month as reflected in the financial statements delivered pursuant to Section 5.12(a) hereof and (ii) the Board of Directors of Teltronics approves each such loan prior to the making thereof; provided further, that any such loan shall be evidenced by a promissory note by ISI in favor of Teltronics.

Section 4.27   Location of Business and Collateral.

     Each Borrower shall give written notice to Lender (i) thirty
(30) days prior to the opening of any new business office, setting forth the address (including county) of such new location, (ii) thirty (30) days prior to changing the location of records with respect to intangible personal property constituting collateral security for the Secured Obligations, and
(iii) whenever any Collateral comprised of tangible personal property will be located in a county or state that is not set forth on Schedule 3.5(a) or Schedule 3.5(b) hereof for a period of four (4) months or longer. Prior to establishing any new business office location or locating any collateral in a county or state that is not set forth on Schedule 3.5(a) or Schedule 3.5(b) hereof for a period of four (4) months or longer, each Borrower shall have (i) executed and delivered to Lender all financing statements and financing statement amendments which Lender may reasonably request in connection therewith in order to perfect and protect the security interests and priority of Lender in such Collateral, (ii) paid in full all filing fees and taxes, if any, payable in connection with such filings and (iii) complied with any other requirement in this Agreement or any other Loan Document relating to the location of any Collateral.


                              ARTICLE V
                        CONDITIONS TO CLOSING

Section 5.1    Conditions of Lender's Obligations.

     The obligation of Lender to make the Loans is subject to the receipt by Lender of the following documents, each of which shall be satisfactory to Lender in form and substance, and to the fulfillment of each of the other following conditions:

     (a) Corporate Documents. A copy of the articles or certificate of incorporation, as appropriate, of each Borrower, as certified by the Secretary of State of the jurisdiction of incorporation thereof, and certificates of legal existence and good standing from the Secretary of State or other appropriate official of the jurisdiction of incorporation thereof and each jurisdiction in which any Borrower is legally required to qualify to transact business as a foreign corporation, each as of a date within ten (10) days of the date of closing.

     (b)  Security Instruments.  Each of the Security
Instruments, duly executed by each Borrower, as applicable, including the Trademark and Patent Security Agreement.

     (c) Officer's Certificate. The certificate of the president and chief executive officer of each Borrower, substantially in the form of Exhibit F hereto, certifying that, after giving effect to this Agreement, all representations and warranties herein are true and correct and there is no default or Event of Default in existence as of such date, nor any event which, given the passage of time, would constitute an Event of Default.

     (d)  Secretary's Certificate.  A certificate of the
Secretary of each Borrower to the effect set forth in Exhibit G.

     (e)  Opinion of Counsel.  The written opinion of Blair &
Roach, counsel to the Borrowers, in form satisfactory to Lender, and substantially in the form of Exhibit H hereto.

     (f) The Notes. The Notes, in each case duly completed and executed by each Borrower.

     (g) Warrant. Teltronics shall have duly executed and delivered (i) the Warrant, and (ii) the Warrant Valuation Letter in the form attached hereto as Exhibit I.

     (h)  UCC-1 Financing Statements.  Financing statements on
Form UCC-1, duly completed and executed by each Borrower, perfecting the security interest of Lender in the Collateral.

     (i) Governmental Consents and Approvals. All consents and true copies of required governmental approvals, if any, necessary to the execution, delivery and performance of the Loan Documents and the transactions contemplated hereby and thereby.

     (j)  Debit Authorization Agreement.  An Authorization
Agreement for Pre-Authorized Payments (Debit), executed by a duly authorized officer(s) of each Borrower, in the form attached hereto as Exhibit J.

     (k) Pay-Off Letter and Release of Lien. A Pay-Off Letter, in the form of Exhibit K attached hereto, executed by CIT to the effect that (i) upon payment of the amount stated therein (which amount shall include related accrued interest and fees and a per diem charge for each additional day of outstanding indebtedness) by Borrowers or any of them to CIT, CIT shall (i) promptly terminate or cause to be terminated any security interest of CIT in all Collateral of Borrowers, or any of them, other than Collateral consisting of accounts receivable or inventory of Borrowers, and (ii) take such other actions as Lender may request to release CIT's security interest in and lien on all Collateral other than accounts receivable or inventory of Borrowers.

     (l) Intercreditor Agreement. The Intercreditor Agreement, executed by duly authorized officers of each Borrower and CIT, in the form of Exhibit D hereto.

     (m) Sale of Preferred Stock and Debentures. Evidence satisfactory to Lender and counsel to Lender as to (i) the sale by Teltronics to Sirrom Capital Corporation d/b/a Tandem Capital ("Tandem") of 25,000 shares of Series B Convertible Preferred
Stock of Teltronics for an aggregate purchase price of $2,500,000, (ii) the sale by Teltronics to Tandem of its 12% Subordinated Debentures due February 13, 2002, in the principal amount of $1,750,000 (the "12% Subordinated Debentures"), and the grant by Teltronics to Tandem of its warrant for the purchase of 525,000 shares of Teltronics Common Stock, upon the same terms and substantially in the form of the Warrant attached hereto as Exhibit B, and (iii) the delivery by Tandem to Teltronics of Teltronics' 11% Subordinated Convertible Debentures due February 13, 2000, in the principal amount of $4,250,000, and payment by Teltronics of all interest accrued thereon to the date of delivery.


                              ARTICLE VI
                         DEFAULT AND REMEDIES

Section 6.1    Events of Default.

     The occurrence of any of the following shall constitute an Event of Default hereunder:

     (a) Default in the payment when due of any portion of the principal amount of the indebtedness evidenced by either of the Notes, or default in the payment when due of any interest on the indebtedness evidenced by either of the Notes;

     (b) Any representation by any Borrower hereunder or under any of the other Loan Documents, or delivery by any Borrower of any schedule, statement, resolution, report, certificate, notice or writing to Lender, is untrue in any material respect on the date as of which made, stated or certified;

     (c) A default or event of default shall occur, or there shall occur such other failure by any Borrower to perform its obligations under, any of Sections 4.10, 4.14, 4.15, 4.16, 4.21 or 4.22 hereof;

     (d) A default or event of default shall occur in the observance or performance by any Borrower of any other provision of this Agreement which is not remedied within thirty (30) days after the earlier of (i) the date on which any Borrower first obtains knowledge of such default or event of default and (ii) the date on which written notice thereof is given to the Borrowers by the Lender;

     (e) Any Borrower (i) shall admit in writing its inability to pay its debts generally as they become due; or (ii) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made; or (v) shall indicate, by any act or omission, its consent to, approval of, or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more;

     (f) Any Borrower shall be liquidated, dissolved, partitioned or terminated, or the articles or certificate of incorporation of Borrower shall expire or be revoked;

     (g) Any Borrower shall default in the timely payment or performance of any obligation now or hereafter owed to Lender in connection with any indebtedness of any Borrower now or hereafter owed to Lender, other than the Loans, subject to any applicable grace period; or

     (h) (i) Any Borrower shall fail to pay any principal of or premium or interest on any indebtedness owed by Borrower (other than the Loans), which is outstanding in a principal amount of at least $100,000 in the aggregate, when the same becomes due and payable (whether by scheduled maturity, acceleration, demand or otherwise), and such failure shall continue after any cure period applicable thereto; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness and shall continue after any applicable cure period, if the effect of such event or condition is to accelerate or permit the acceleration of such indebtedness; or
(iii) any such indebtedness shall be accelerated or otherwise declared to be due and payable prior to the stated maturity thereof; or (iv) any such indebtedness shall be required to be prepaid, redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

     (i) Any person set forth on Schedule 4.22 attached hereto shall cease to hold the office of Teltronics and devote substantially all of his or her professional time and attention to the business and affairs of Teltronics (unless a successor or successors reasonably acceptable to Lender shall be appointed within ninety
(90) days of any announcement of resignation of any such person).

Section 6.2    Acceleration of Maturity; Remedies.

     Upon the occurrence of any Event of Default described in
Section 6.1(e), the indebtedness evidenced by the Notes as well as any and all other indebtedness of any Borrower to Lender shall be immediately due and payable in full; and upon the occurrence of any other Event of Default described in Section 6.1, Lender at any time thereafter may at its option accelerate the maturity of the indebtedness evidenced by the Notes as well as any and all other indebtedness of any Borrower to Lender, whereupon such indebtedness shall be and become immediately due and payable; all without notice of any kind. Upon the occurrence of any such Event of Default and the acceleration of the maturity of the indebtedness evidenced by the Notes:

     (a) Lender shall be immediately entitled to exercise any and all rights and remedies possessed by Lender pursuant to the terms of the Security Instruments and all of the other Loan
Documents.

     (b) Lender shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the respective states pursuant to which security interests in the Collateral are governed.

     (c) Lender shall have any and all other rights and remedies that Lender may now or hereafter possess at law, in equity or by statute.

Section 6.3    Remedies Cumulative; No Waiver.

     No right, power or remedy conferred upon or reserved to Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by Lender to exercise any right, power or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to Lender may be exercised from time to time and as often as may be deemed expedient by Lender.

Section 6.4    Proceeds of Remedies.

     Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows:

     (a) First, to the costs and expenses, including reasonable attorney and paralegal fees and costs, incurred by Lender in connection with the exercise of its remedies;

     (b) Second, to the expenses of curing the default that has occurred, in the event that Lender elects, in its sole discretion, to cure the default that has occurred;

     (c) Third, to the payment of accrued and unpaid interest on the indebtedness evidenced by the Notes;

     (d)  Fourth, to the payment of the unpaid principal of the Notes;

     (e)  Fifth, to the payment of all other Secured Obligations; and

     (f) Sixth, the remainder, if any, to the Borrowers or to any other person lawfully thereunto entitled.


                              ARTICLE VII
                              TERMINATION

     This Agreement shall remain in full force and effect until the payment in full by Borrowers of all amounts owed to Lender under the Loan Documents, within a reasonable time after which Lender shall take such actions as necessary to release its security interests in the Collateral, including the filing of appropriate UCC-3 termination statements.


                             ARTICLE VIII
                             MISCELLANEOUS

Section 8.1    Performance By Lender.

     If any Borrower shall default in the payment, performance or observance of any covenant, term or condition of this Agreement, Lender may, at its option, pay, perform or observe the same, and all payments made or reasonable costs or expenses incurred by Lender in connection therewith (including but not limited to reasonable attorney and paralegal fees and costs), with interest thereon at the highest default rate provided in each such Note, shall be immediately repaid to Lender by Borrowers and shall constitute a part of the Secured Obligations and be secured hereby until fully repaid. Lender, in its commercially reasonable discretion and without any liability therefor, shall determine the necessity for any such actions and of the amounts, if any, to be paid.

Section 8.2    Successors and Assigns Included in Parties.

     Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors-in-title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrowers or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

Section 8.3    Costs and Expenses.

     Each Borrower agrees to pay all costs and expenses incurred by Lender in connection with the making of the Loans, including but not limited to filing fees, recording taxes and reasonable attorney and paralegal fees and costs, promptly upon demand of Lender. Each Borrower further agrees to pay all of the reasonable out-of-pocket costs and reasonable expenses incurred by Lender in connection with the maintenance of its security interest in the Collateral, protection of the Collateral and collection of the Loans, including but not limited to reasonable attorney and paralegal fees and costs related thereto (including any such incurred in connection with any appellate litigation)promptly upon demand of Lender.

Section 8.4    Assignment.

     The Notes, this Agreement and the other Loan Documents may be endorsed, assigned and transferred in whole or in part by Lender, and any such subsequent holder or assignee of the same shall succeed to and be possessed of the rights and powers of Lender under all of the same to the extent transferred and assigned. Lender may grant participations in the Notes, this Agreement and the other Loan Documents (or any portion thereof). Lender shall notify Teltronics in writing of any such endorsement, assignment or transfer by Lender. No Borrower shall assign any of its rights nor delegate any of its duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender.

Section 8.5   Time of the Essence.

     Except as specifically provided herein, time is of the essence with respect to each and every covenant, agreement and obligation of any Borrower hereunder and under all of the other
Loan Documents.

Section 8.6    Severability.

     If any provisions of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby nor shall the validity and enforceability thereof be affected.

Section 8.7    Interest and Loan Charges Not to Exceed Maximum
Allowed by Law.

     Anything in this Agreement, the Note, the Security Instruments or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loans, acceleration of the maturity of the unpaid balance of the Loans or otherwise, shall the interest and other consideration agreed to be paid to Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or other consideration paid or contracted to be paid by Borrowers in respect of the indebtedness evidenced by the Notes shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and other consideration shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Notes or refunded to Borrowers, in Lender's sole discretion, so that at no time shall the interest and other consideration paid or payable in respect of the indebtedness evidenced by the Notes exceed the maximum amounts permitted from time to time by applicable law.

Section 8.8    Article and Section Headings; Defined Terms.

     Numbered and titled article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

Section 8.9    Notices.

     Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, faxed (provided that such notice is mailed to the other party promptly thereafter), or sent by certified mail or nationally recognized overnight courier service (such as Federal Express) to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery, the date of successful fax transmission, the third day after the date of mailing, or the business day after the date of delivery to such courier service, as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement, notices, elections or demands made pursuant hereto shall be made to the following addresses:

          If to Lender:         Tandem Capital, Inc.
                                500 Church Street, Suite 200
                                Nashville, Tennessee  37219
                                Fax:  (615) 726-1208
                                Attention:  Craig Macnab

          with a copy to:       Sherrard & Roe, PLC
                                424 Church Street, Suite 2000
                                Nashville, Tennessee  37219-3304
                                Attention:  Donald I.N. McKenzie
                                Fax:  615-742-4539

          if to any Borrower,   Teltronics, Inc.
          addressed to          2150 Whitfield Industrial Way
          such Borrower:        Sarasota, Florida  34243
                                Fax:  (941) 751-7724
                                Attention:   Ewen R. Cameron, President

          with a copy to:       Blair & Roach
                                2645 Sheridan Drive
                                Tonawanda, New York  14150
                                Fax:  (716) 834-9197
                                Attention:  John N. Blair, Esq.

Section 8.10   Entire Agreement.

     This Agreement and the other written agreements between Borrowers and Lender executed contemporaneously herewith represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein.

Section 8.11   Counterparts.

     This Agreement may be executed in multiple originals or counterparts, each of which shall be deemed an original and all or which when taken together shall constitute but one and the same instrument.

Section 8.12   Governing Law.

     This Agreement shall be construed and enforced under the internal laws of the State of Tennessee, without reference to the conflict of laws principles thereof.

Section 8.13   Amendments; Incorporation.

     No amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto. All schedules, exhibits, riders, and other documents and instruments referenced herein shall be deemed to be incorporated herein and made a part hereof.

Section 8.14   Waiver of Jury Trial.

LENDER AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, THE COLLATERAL OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

Section 8.15   Disclosure Statement.

     The disclosures contained in the Disclosure Statement attached hereto with respect to any section number hereof shall be deemed to constitute the contents of the schedule of such number referenced herein.



                  [Signatures on following pages]

            [SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]


     IN WITNESS WHEREOF, the parties hereto have executed this Loan and Security Agreement, or have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                              BORROWERS:

                              TELTRONICS, INC.

                              By:      Ewen R. Cameron, President

                              Attest:  Mark E. Scott, Secretary

                              [CORPORATE SEAL]


                              TTG ACQUISITION CORP.

                              By:      Ewen R. Cameron, President

                              Attest:  Mark E. Scott, Secretary

                              [CORPORATE SEAL]


                              AT SUPPLY, INC.

                              By:       Ewen R. Cameron, Chairman

                              Attest:   Mark E. Scott, Secretary

                              [CORPORATE SEAL]


                  [Signatures continue on next page]

                              INTERACTIVE SOLUTIONS, INC.

                              By:      Ewen R. Cameron, Chairman

                              Attest:  Mark E. Scott, Secretary

                              [CORPORATE SEAL]


                              TELTRONICS/SRX, INC.

                              By:      Ewen R. Cameron

                              Attest:  Mark E. Scott, Secretary

                              [CORPORATE SEAL]


                              LENDER:

                              SIRROM CAPITAL CORPORATION
                              d/b/a TANDEM CAPITAL

                              By:  Craig Macnab, Vice-President

                          Index of Attachments


       Exhibit A-1    Form of Secured Promissory Note -- $1,000,000
       Exhibit A-2    Form of Secured Promissory Note -- $280,000
       Exhibit B      Warrant -- 365,000 shares
       Exhibit C      Form of Registration Rights Agreement
       Exhibit D      Form of CIT Intercreditor Agreement
       Exhibit E      Form of Trademark and Patent Security Agreement
       Exhibit F      Form of Officer's Certificate/Borrower
       Exhibit G      Form of Secretary's Certificate/Borrower
       Exhibit H      Form of Opinion of Borrower's Counsel
       Exhibit I      Form of Warrant Valuation Letter
       Exhibit J      Form of Debit Authorization Agreement/Loans
       Exhibit K      Form of CIT Pay-Off Letter

       Schedule 3.1(a)     Jurisdictions in Which Borrower is Qualified
       Schedule 3.1(c)     Outstanding Stock
       Schedule 3.1(d)     Options
       Schedule 3.1(e)     Preemptive Rights with Respect to Warrant
       Schedule 3.2        Required Consents
       Schedule 3.4        Outstanding Loans, Liens, Security Interests, Etc.
       Schedule 3.5(a)     Chief Executive Office/Principal Place of Business
       Schedule 3.5(b)     Location of Collateral
       Schedule 3.6        Litigation
       Schedule 3.12(i)    Related Party Transactions
       Schedule 3.12(ii)   Related Party Contracts
       Schedule 3.12(iii)  Related Party Guarantees
       Schedule 3.13       Corporate or Trade Names
       Schedule 3.16       ERISA
       Schedule 3.22       Employees
       Schedule 4.1        Use of Proceeds
       Schedule 4.22       Key Executives
       Schedule 4.25       Key Man Insurance